FINANCIAL DYNAMICS
Moderator: Theresa Kelleher
3-4-08/1:00 pm CT
Confirmation #9502398

Hooper Holmes

March 4, 2008
2:00 pm ET

Coordinator:
Welcome and thank you for standing by. At this time, all participants are in a listen-only mode. During the question and answer session today, you can press star, 1 to ask a question. Today’s conference is being recorded.

At this time, I’ll turn the call over to Theresa Kelleher. You may begin.

Theresa Kelleher:
Good morning everyone, and welcome to the Hooper Holmes Business Update conference call. Before management begins their formal remarks, I would like to remind you to the extent the Company’s statements or comments represent forward-looking statements. I refer you to the risk factors and other cautionary factors in our SEC filing.

In addition, this call is being recorded on behalf of Hooper Holmes and is copyrighted material. It cannot be re-recorded or re-broadcast without the Company’s expressed permission. As you know, your participation implies consent to our taping. Once management has completed their formal remarks, we will open the call for questions.

With us today from management are Roy Bubbs, Interim President and Chief Executive Officer and Michael Shea, Chief Financial Officer. Roy, please go ahead.

Roy Bubbs:
Thank you Theresa, and thank you, all of you, for joining us this afternoon. I have some opening remarks and afterwards, Mike and I will be glad to take your questions. Before we begin, I’d like to reiterate that we will be releasing our earnings results on March 14th. Because our results are not final, neither Mike nor I can speak about specific numbers today. While I don’t want to disappoint you, I also want to make it clear before we begin that neither Mike nor I are going to be offering any forward-looking information.

I’ve been asked by many of you over the past few weeks if I would take some time to talk about what I intend to do at Hooper Holmes from an operational point of view and of course I want to answer your questions. And Mike will help me answer any of the questions you have about the Company’s historical performance. That’s there because many of you pointed out a couple of historic trends, which seemed to us to be continuing, trends such as reduced costs. They’ve also increased price increases that reverse some years of decline and those increases are holding in the marketplace. They launched a new health and wellness business that continues to grow and we have a health cash position with no borrowing against our $25 million credit facility.

And, to be fair to me, I’d much remind you that I’ve only been on the job four weeks. So, with that preamble out of the way, here’s what I see and here’s what I’m doing after this first four weeks.

Let’s start with Portamedic. My first observation is that even though we are in a declining market it is a market that still has a lot of uncapped opportunity for Hooper Holmes. That’s a nice way of saying that there’s a lot of this as (unintelligible). Considering our market share, the way I look at it is that there is still more than 50% of the market that we can go get. That’s just basic sales 101. If I’d been getting traction at Hooper Holmes, I’d been making sure that we are recruiting our full complement of sales people.

This past week I’ve spent time with our senior sales people where we had a working session to build the training and sales tracking processes we’ll need to do a better job of getting new units into Portamedic. We worked on helping our experienced and our new sales people get local agents to take another look at Portamedic also in this approach talk.

A local agent’s world is something I know about because of my experience and as you have seen by my bio, I’ve spent 37 years in the marketplace. So, we’re going to be adding sales representatives and giving them the tools they need, like the right approach talk, like the right tracking tool, everything they need to go out there and win new business. That’s my primary response to the questions about Portamedic unit decline. Time will tell if we’ll be successful, but in my view on this, it’s very simple, we’re not going to live behind any excuses.

One of the refrains I’ve heard is that if we only had some more approvals. If a simplified issue wasn’t a problem if the market wasn’t declining. We’ll these are excuses in my opinion. The fact is that we already have approvals from over 90% of the insurance companies we’re on their approved list. So, the way I look at it is we have a lot of local market ahead of us to win. That’s going to influence also our incentive compensation because we will focus sales incentives on units as well, not just on units from existing customers, but we also need to focus on new customers or customers who have left us and generate new units. That’s the way we’re really going to have an impact on this declining trend.

My second observation about Portamedic is something I didn’t need a business degree to pick up on. If you’re spending $1.05, $1.10 to get $1.00 of revenue, you’re going in the wrong direction, and we have a small number of accounts that we’ve negotiated a long time ago that are just like that. It cost us more than we charge to deliver that service. So, we’re going back to those customers to get appropriate pricing and margin that we need to serve them profitability. That’s my second major goal, profitable top line growth.

Now, let me make it clear that this applies to only a small percentage of our business. As I said, we can’t talk about financial details today, but I’m going to make this a very specific project. This is significant enough that we need to pay attention to it. It can’t be done overnight, after all we have contracts that we’ve been working with, our customers for many years, but we do have a compelling story and we have the facts on our side.

The third thing I’ve seen in my brief time here is that our Portamedic operation has a challenge in the area what you might call, no apps, no pay. This applies specifically or especially in the business that we do with brokers. What happens is that we do a paramedic exam, which the broker then submits to the multiple insurance companies. And let me stop a second and say, “broker” are the independent producers out there that now represent 55% to 60% of the market where carrier agents, where we’d spent a lot of our time and a lot of our focus over the last 30 years, has become only 35% over the last 15 years. That’s flipped where it used to be just the opposite. So, where a lot of the business today is with these particular brokers and when they submit a case through brokers’ general agencies, it may go to four or five, six different carriers. And what happens is, many times we can’t track where that exam goes and what company of filing issues the policy.

So, we’re going to pilots this week to charge back people who order our services, the brokers or the agents, and this is only when we can’t track the exam to the final carrier. We think either we will collect the money from the these particular producers or firms, or they will point out which company got the case and we can bill them correctly. These two areas on profitable commitment with some of our customers and no app, no pay, have a significant impact on our bottom line.

Actually in my four weeks, I’ve noticed that we can do a better job in terms of financial discipline, especially in terms of evaluating expenses linked to the revenues they are suppose to generate. I started a process to force people throughout the organization to do a rights business analysis up front before approving any expenses. This has already opened a lot people’s eyes and quite honestly, it’s prevented investments that might have delivered unprofitable returns. It seems simple, I know, it eliminates obstacles to profitability, but also allows us not to do an expense drill every six months, and it gives our people the freedom that they need to run their business profitability and to build for the future

So, that’s my primary focus for Portamedic, bottom line impact, top line profitable revenue growth. Beyond Portamedic, I think our other units are doing quite well.

Now, again I can’t offer you numbers until we announce our financial results on the 14th, but I can say they seem to have excellent plans in place and we have very good people implementing them. I’ve been working with those business units, the unity leaders, working on guide lines for their expenses and projections for growth and I’ve challenged them to see if we could invest an extra dollar in the health and wellness, or heritage and labs, or underwriting solutions, but most of them, all them have said, right now they’re adequately financed to meet their 2008 goals. So, in summary I’m very focused on execution as a sales and sales management level; I’m very focused on profitable revenue and our revenue for the sake of revenue, and I’m focused on driving a professional business mentality throughout the organization that is focused on profitable growth.

I think the challenges I’ve seen here are very achievable and doable. We just need to do a better job on basic training, basic sales skills, and basic business principles. And, with that four weeks summary of my approach to the business, I’ll be glad now to take your questions.

Coordinator:	Thank you. At this time, we’re ready to begin the question and answer session. If you would like to ask a question, please press star, 1. You will be prompted to record your name.

Again, press star, 1 to ask a question, and one moment for our first question.

Again, please press star, 1 to ask a question. One moment for our first question.

Our first questions comes Mitra Ramgopal, you may ask your question.

Mitra Ramgopal:
Yes, hi. Good afternoon guys. Just a couple of questions. It seems like one of the main issues for you in getting Portamedic back on track lies at the sales force, and I guess you’re looking to add sales reps and, you know, do a lot of training, etc. But I guess at a same time, it seems like there’s just – you’re starting from ground zero in a sense that it looked like basic training, etc. I don’t think it would give us a sense of, you know, what is really been happening over the past, you know, year that, you know, we’re at this level again.

Roy Bubbs:
Well, I don’t – If I painted that picture, I apologize, I mean we have somewhere in the vicinity of 60 some sales people that are out there doing their job every day. We’re suppose to have somewhere around in the mid 70s, so we need to get our recruiting going to get up to the appropriate levels. We also, for some reason or other, have not been developing (unintelligible) sales skills, you know, such as remarks that get the attention that you want to hear the Hooper Holmes story, and then the hooks that, you know, keep the person with you and actually gives you a try, versus coming in and delivering cookies and saying I’m your Hooper Holmes person and can I tell you why I’m here.

An agent will probably give you, as most of us will give you 10, 15, 20 seconds and if something doesn’t catch you right away – so what we’re trying to do and it’s not going to take a lot of time, we’ve already drafted it, we’ll probably have it by the end of the week, some of these tools in the marketplace and we’ll have these people starting to use it to try to develop faster – develop skills with these particular agents. I don’t know if that helps you, but it’s not something that we’re starting from scratch, we’re trying to enhance and improve upon their skill set, which is very quick and very doable to do.

Mitra Ramgopal:
Okay, so I guess, I mean I – the easy way to start winning over some of that 50% of the market you don’t have is clearly to beef up the sales force and just have more reps out there trying to win business with greater skill sets.

Roy Bubbs:
Right, I mean once again, there’s more than 50% of the marketplace, you know, if we were at 95% and we had these problems, that would be another issue. But we have – there’s more apps that, or go to, our competitors than we get even though we think we have a lot of the largest and have got the largest market share. So, it’s now getting our people focused, getting their compensation focused to go after this new business. It’s also the brokerage market, which I’m bearing a lot of experience on how to develop that. We’ve stayed away because we were not getting paid on all the business. I believe we now know how to get paid and we’re working with our corporate sales people on how to develop that new channel, which is very under cast on our part.

And, I do want to also say that it isn’t like it’s left behind the sales people, we have put incentive comp and so forth. I think we’ve tightened – put a little more teeth in it, a lot more focus in it, a lot more tracking into it, so that at the end of the day we know that their making a significant increase in calls on cold leads versus warm leads.

Mitra Ramgopal:
Right, and I know, you know, you don’t want to get caught up in forward-looking statements, but in light of these initiatives, like when should investors start looking for tangible results or get a time frame or just look for a pay off from these initiatives?

Roy Bubbs:
Really, that is a forward-looking statement, but you know, we anticipate we’re going to see results that are going to be shown as we go through the year, but as I said, stay tuned. You know fundamentally, I can tell you, sales people, you know, we’re hiring entry level sales people, they need tools that we’re talking about versus, you know here’s a rolodex, here’s the yellow pages, go out and find new agents, and people tend to perform enormously better if they have these tools. So, I anticipate an improvement in our results.

Mitra Ramgopal:	Okay, and the additional sales rep, is it only for Portamedic or is it also going to be channeled somewhat to the well and disease or other areas?

Roy Bubbs:
Well, I’m kind of disciplined even though I’ve spent 37 years in distribution and marketing and those kinds of things, I believe in discipline versus artsy ways of approaching the marketplace so I want to add discipline throughout our sales organization.

Mitra Ramgopal:
Okay and finally, if you could just touch on the earlier release, earlier you said, you know, you were going to review strategic alternatives. Maybe give us just a sense of, you know, what you might have in mind there?

Roy Bubbs:	Well, once again, that would be forward. The only thing we’ve done is started the RFP process and once we have that completed, you know, we’ll start looking at what the alternatives are.

Mitra Ramgopal:	Okay, thanks.

Coordinator:	Thank you. Our next question comes from Brad Evans. You may ask your question and please state your company name.

Brad Evans:	Yeah, with Heartland. Just as a follow on to that prior question, so when do you think you’ll have invest banker hired?

Roy Bubbs:
It’s ongoing so we’re right in the midst of it, so we’re not trying to keep this for any slowdown, we’re just in the midst of it, we’re getting responses back on the RFP notes. We have it, the board will go over it and pick the investment broker, so I can’t give you any better answer than that because to be honest with you I’m not sure if every single RFP is back, but it’s moving along (unintelligible).

Brad Evans:	Since the company has announced that you’ll be pursuing alternatives, have you received indication of interest from strategic filers at this point?

Roy Bubbs:	I can’t comment on that.

Brad Evans:
Can you comment as to, I guess the sales force productivity that you decided as to being one of the things that you are focused on, how long has the board been monitoring this situation before you finally chose to ask? What was the tipping point that caused you to finally exercise your fiduciary responsibility to shareholders?

Roy Bubbs:	I think that the answer is that we’ve been reviewing that very closely for a period of time and that’s why we’re sitting here today. That’s why I’m here…

Brad Evans:	Well, do you see any opportunities to take off side of the organization at this point or is that not a focus?

Roy Bubbs:
Well, it’s always a focus with me. I’ve always been a cost reducer in every business I’ve been in, I’ve already started the processor review, you know, I have to admit, I haven’t found anything of significance right now, you know, from pennies here and there, but every penny counts. But, I will continue to review processes. I have also installed a formal process that, you know, normal procedure that would have just replaced head counts that was eliminated and can’t automatically just be replaced without a full financial review to justify. Putting a lot more of what I’m going to say, processes in place that – look at if we were going to spend a dollar, do we have the appropriate revenues to pay for it. So, that I think is going to be the bigger pay off, not only short term, but long term. I believe over the two years management has done a very good job of taking the low hanging fruit and the middle fruit, you know, now we’re looking for, you know, fine tuning and I will continue to fine tune it.

Coordinator:	Thank you. Our next question comes (Matt Reiner). You may ask your question and please state your company name.

(Matt Reiner):	Hi, (unintelligible) Research and Management. On the simplify issuance, can you talk a little bit about that more, you know, what levels are they being written as sort of policy levels?

Roy Bubbs:
There isn’t that normally the 10,000, I don’t even know if insurance companies issue 10,000 anymore, but 25 up to sometimes a 100,000 and some companies are playing a little bit higher, you know, in my years I’ve seen this go around about three or four times where companies try to take off and get a competitive edge from a cost point of view and then the mortality, you know hurts them, and then they come back to, and we’ve already seen some customers coming back and asking for some additional services in their evaluation. So, it’s a trend right now, usually with a lot smaller carriers and, you know, I’ve discounted that when I say we have more than half of the business still out there to get. I don’t think it’s an excuse, it’s just a fact of life that will come go.

(Matt Reiner):	Okay, so it has happened before is what you’re saying?

Roy Bubbs:	Oh, absolutely.

(Matt Reiner):	And then on the competitive side, is your competition in house or is it primarily, you know, you have other direct competitors that are out there banging the streets like you are?

Roy Bubbs:
We have, you know, one would argue, but we have at least three good competitors out there in the marketplace that we compete with and each one has their name the same of what they market share in whether it’s telapse or getting APSs or exams, you know, each one sometimes has a little bit more of the other and that’s their name the same. But, we basically have there’s four people in the this space that probably make up somewhere in the 90% area of the market share.

(Matt Reiner):	Okay, is the overall industry having the same struggles that you’re having or is it just your company in specific or is it an industry thing?

Roy Bubbs:
To a degree it’s an industry thing. You got four carriers, or four companies, excuse me, chasing after a declining dollar amount, but it’s gets back down to who’s going to execute the best. We’re not the only one that’s declining.

(Matt Reiner):	Okay, thank you.

Coordinator:	Thank you. Our next question comes from (Brooks O’Neal). You may ask your question and please state your company name.

(Brooks O’Neal):	Sure, I am with Dougherty & Company. So, I was curious if you are in fact an Interim CEO or would you consider being a candidate for the permanent jobs?

Roy Bubbs:
The reason I took this job was not to be Interim cause’ I closed down my other businesses but, you know, the board has to go through a formal process and etc. And, you know, there in the midst of that process and I expect to shortly become the permanent CEO of the company.

(Brooks O’Neal):	Okay, secondly, how do you assess the team that you have at the company today?

Roy Bubbs:
I think it’s an excellent team, I’m working with each one of them, getting to understand their business. Hopefully I’ll be adding something to what each one does and hopefully as a team we’ll go forward, but we’re all, I think, fully engaged, it would be a good term to use. Everybody understands the challenges, everybody understands their responsibility of stockholders, and everybody seems to me to be pulling their weight, saying that’s, you know, as we go through the organization if we have to make changes, we will.

(Brooks O’Neal):
Okay, and then perhaps you could just give us your sort of sense for, I guess I’d say the issue the board had with James Calver, it was definitely my sense that he was working on, you know, a long list of projects to move the business forward but clearly somebody decided something needed to change more quickly.

Roy Bubbs:
I don’t get into personal questions on the phone sir, but obviously the board decided they needed more focus on profitable revenue. I’ve had enormous experience in turning companies around and building companies from scratch generating profitable revenue and they felt that was person to lead this charge and get this company going on a profitable side of revenue.

(Brooks O’Neal):
And then last but not least, is it your assessment that if you stay as a standalone company that the businesses you have are attractive enough to take the company to a sustained profitable growth or do you see acquisitions necessary to position the company to survive as a standalone (unintelligible).

Roy Bubbs:
I wouldn’t be here if I didn’t think there was opportunity and I think it remains to be seen, but I think, or I believe that we are in a good – we’re not in a good place, but we surely are not in a bad place either. So, I feel very bullish about the future.

(Brooks O’Neal):	Okay, thank you very much.

Coordinator:	Thank you. Again, if you have a question, press star, 1.

Man:	Hello?

Coordinator:	One moment please.

Man:
…businesses and that the prospects were good, but clearly wellness was expected to play a large role over multiple years in turning this company around, could you just give us your thoughts on wellness.

Roy Bubbs:	Unfortunately, we only got about half of your question, some reason or other we were blocked out, so I apologize. Would you mind repeating it.

Man:
Sure. The question is, the wellness area at least previously was viewed as a major growth area over a number of years and major root toward enhanced and return to profitability. Can you give us some view as to how you look at wellness.

Roy Bubbs:
I think it’s extremely important to this company. The reason I focused a lot of my initial remarks on the Portamedic is it’s the business that represents 60% to 70% of our revenue and by just moving it a few degrees, a right or left, it could have a major impact to our bottom line. I’m saying that wellness has a great potential for us and we still think it’s extremely important for this company and we look forward to its continued growth, and you know, if we could grow it any faster we would be trust me.

Man:
Okay, and just the second question. While the units have declined prior management did succeed in cutting costs and being part of an industry move to maybe a leadership move to raise prices to further move this business toward profitability, this is Portamedic. How important is further pricing in a positive way?

Roy Bubbs:
Said another way, right now we will continue do the appropriate pricing on an annual basis as contracts come up and we’re in the middle or finishing a really a better pricing grid that will make sure that we understand our expenses better and can communicate those and get the appropriate pricing. In the short term though, as I said, we have accounts where, forget about getting margin, we’re getting a negative margin, which as you realize if that was revenues just in my way would impact our bottom line, would obviously affect our top line, but would also affect our bottom line because they are actually hitting it as a negative. So, short term we need to collect on this brokerage business and we need to also get appropriate pricing with a few of our accounts so that even if we didn’t increase units we would see a significant difference in our bottom line.

Man:
My last question in talking about making the organization more effective from the sales standpoint, how much of that is expected to be a function of making the existing number of bodies maybe not exactly the same bodies more productive as opposed to adding the number of bodies?

Roy Bubbs:
I think it’s both, you know, and I think that’s, you know, something I, you know, surely am not expert after four weeks, but the fact is, is we have 110 offices and 60 some sales right now and so we’re obviously utilizing relationship and administrative people to help bring in sales, which is not always the most productive way of doing and at the same token, you know, we’re putting better matrix’s in, we’ll be able to evaluate, who our stars are, who our developers are, and do we have issues that will know we (unintelligible).

Man:	Thank you.

Coordinator:	Thank you. Again, if you have a question, press star, 1. Our next question comes from Brad Evans. You may ask your question and please state your company name.

Brad Evans:	I have a few follow ups. Roy, since the most recent changes, have you lost any key people.

Roy Bubbs:	I’m thinking, it’s a pregnant pause, but I can’t say we have, no. Off the top of my head, no.

Brad Evans:	Do you expect that you might?

Roy Bubbs:	I think that’s always a possibility.

Brad Evans:	Yeah, with where the stock is, obviously there’s a crisis confidence as well as concerns about liquidity, you mentioned that there’s about $10 million in cash on the balance sheets.

Roy Bubbs:	Wait, wait, I didn’t mention $10 million, but you’re in the ballpark.

Man:	Our last press release, yeah it’s December 31st, that’s correct Brad.

Brad Evans:
Could you just talk about, you know, as you look liquidity options above and beyond the credit facility what else you have at your disposal to bolster liquidity to maybe alleviate some of fears within the marketplace.

Roy Bubbs:
I guess our main thing with that Brad is, number one, you’re right we have the cash on hand and the $25 million credit facility, but push towards profitable Portamedic revenue and generating cash from operation, I mean that is our goal and that’s, you know, that’s where that cash is going to be coming from.

Brad Evans:
Yeah, I know in the press release that you put a few ago you talked about the fact that you would not be profitable in 2008. Would you expect to be cash flow positive under your current outlook that you provided a few ago.

Roy Bubbs:	At this point, we’re not going to comment at any guidance Brad. We’ll be updating that as we move forward.

Brad Evans:	Okay, that’s all I have. Thank you.

Roy Bubbs:	Thanks Brad.

Coordinator:	At this time, I’m showing no further questions. I’ll turn the call over to Roy Bubbs.

Roy Bubbs:
Well, thank you very much for your time today. If I got anything accomplished, I hope that is, that I have enthusiasm about this business. I believe there’s a lot of opportunity for all the businesses we’re in. I believe I’m in the right place at the right time and I’m looking forward to continuing to grow this company and obviously bringing the stockholder value back, that I think it deserves. So, with that I look forward to our 14th conference call to give you our financial and any feedback that you want to give me, please you know how to find me.

Have a great day and have a great day.

Coordinator:	Thank you and this does conclude today’s conference. We thank you for your participation.

At this time, you may disconnect your lines.

END